Exhibit 99.1

Athersys Enters into Global Agreement with Pfizer to Develop and Market MultiStem® for the Treatment of
Inflammatory Bowel Disease

—Athersys to Host Conference Call Today at 11:00 AM EST to Discuss Stem Cell Partnership—

CLEVELAND OH December 21, 2009 (BUSINESS WIRE) –Athersys, Inc. (NASDAQ: ATHX) announced today that it has entered into an agreement with Pfizer Inc. (PFE) to develop and commercialize MultiStem® for the treatment of Inflammatory Bowel Disease (“IBD”). MultiStem is an investigational stem cell therapy currently in development by Athersys for several other conditions, including acute myocardial infarction, bone marrow transplant support, and ischemic stroke.

Under the terms of the agreement, Athersys will receive an up-front cash payment of $6 million from Pfizer, as well as research funding and support during the initial phase of the collaboration. In addition, Athersys is also eligible to receive milestone payments of up to $105 million upon the successful achievement of certain development, regulatory and commercial milestones. Pfizer will have responsibility for development, regulatory and commercialization and will pay Athersys tiered royalties on worldwide commercial sales of MultiStem IBD products. Alternatively, in lieu of royalties and certain commercialization milestones, Athersys may elect to co-develop with Pfizer and the parties will share development and commercialization expenses and profits/losses on an agreed basis beginning at phase III clinical development.

Inflammatory Bowel Disease is a group of inflammatory and autoimmune conditions that affect the colon and small intestine, typically resulting in severe abdominal pain, weight loss, vomiting and diarrhea. The most common forms of the disease include Ulcerative Colitis and Crohn’s disease, which are estimated to affect more than two million people in the U.S., major European countries and Japan. Chronic IBD can be a severely debilitating condition, and advanced cases may require surgery to remove the affected region of the bowel, and may also require temporary or permanent colostomy or iliostomy. In many cases, surgery does not achieve a permanent cure, and patients suffer a return of the disease.

“Pfizer is committed to the development of new medicines that have the potential to fundamentally improve the quality of clinical care in areas of need. We are delighted to work with Athersys to develop MultiStem for inflammatory bowel disease,” said Dr. Ruth McKernan, Head of Pfizer Regenerative Medicine. “This is an innovative new area and our collaboration with Athersys represents a cornerstone of Pfizer’s stem cell and regenerative medicine strategy.”

“We have been systematically evaluating potential partnering opportunities in multiple areas, and we believe that Pfizer represents the ideal partner for this program,” said Dr. Gil Van Bokkelen, Chairman and Chief Executive Officer at Athersys. “Their longstanding global leadership in development and commercialization of new medicines, focus on best-in-class therapies, and their growing commitment to regenerative medicine provide a great foundation for working together.”

About MultiStem

MultiStem is a patented and proprietary cell therapy product consisting of a special class of stem cells that are obtained from the bone marrow of healthy, consenting adult donors, and which have the demonstrated ability to produce a range of factors, as well as form multiple cell types. MultiStem appears to promote tissue repair and healing in multiple ways, such as through the production of multiple therapeutic factors produced in response to signals of inflammation and tissue damage. Athersys believes that MultiStem represents a unique “off-the-shelf” stem cell product based on the apparent ability to deliver multiple mechanisms of therapeutic benefit, administration of the product without tissue matching or immunosuppression, and its capacity for large scale production. Athersys maintains rights to develop and commercialize MultiStem for areas outside of the Pfizer collaboration. In 2008 Athersys was awarded the Frost & Sullivan North American Product Innovation of the Year Award for MultiStem, which cited the product as having best-in-class potential among stem cell and regenerative medicine technologies.

Conference Call Information

Athersys will hold a conference call today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) to discuss this announcement. To participate in the conference call, please call 800-273-1254 in the U.S. and Canada, or 973-638-3440 from abroad. In addition, this call is being Webcast and can be accessed at Athersys’ website at www.Athersys.com. A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on January 10, 2010, at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 48354037.

About Athersys, Inc.

Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The company is developing MultiStem, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke and other indications. The company is also developing a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE®).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of Inflammatory Bowel Disease or other indications. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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